PROSPECTUS SUPPLEMENT DATED DECEMBER 1, 1998
(TO PROSPECTUS DATED OCTOBER 23, 1998)



                                   2,905,493 SHARES

                               TELETECH HOLDINGS, INC.
                                     COMMON STOCK


     The table on page 11 of this Prospectus under the heading "Selling Stockholders" is amended to (i) delete all references, in the table and in the footnotes to the table, to Mark L. Schroeder, David P. Stirts, Michael Willis, 1245966 Ontario Inc. and 3345394 Canada Inc. and to replace such references with the information contained in the table and footnotes below, and (ii) identify additional selling stockholders, listed in the table below, who or which received shares of Common Stock covered by this Prospectus as gifts, contributions or donations from Mark L. Schroeder, David P. Stirts, Michael Willis, 1245966 Ontario Inc. and 3345394 Canada Inc. Information about other selling stockholders is found on page 11 of this Prospectus under the heading "Selling Stockholders" and is not being amended by this Prospectus Supplement.



                                                        Beneficial        Shares      Beneficial
                                                          Ownership        to be      Ownership
           Selling Stockholders                      Prior to Offering  Offered (1)  After Offering (1)
           --------------------                      -----------------  -----------  ------------------
Mark L. Schroeder (2)(3). . . . . . . . . . .              89,643         89,643             --

David P. Stirts (2)(3). . . . . . . . . . . .             124,634        124,634             --

Michael Willis (2)(3) . . . . . . . . . . .                87,220         87,220             --

1319460 Ontario Inc. (4)(5) . . . . . . . .               859,616        859,616             --

Alida Stirts (2). . . . . . . . . . . . . . .             124,634        124,634             --

Carla Friedli (2) . . . . . . . . . . . . .                90,643         90,643             --

Ellen Willis (2). . . . . . . . . . . . . . .              87,200         87,200             --

Heidi Krauth (2). . . . . . . . . . . . . . .               4,000          4,000             --

Robert Paul Stayton (2) . . . . . . . . . .                 2,000          2,000             --

Karin Eileen Krauth Stayton (2) . . . . . .                 2,000          2,000             --

Philip Leland Krauth (2). . . . . . . . . . .               1,000          1,000             --

Warren R. Fligg (2) . . . . . . . . . . . .                 2,000          2,000             --

John Leonard Rancher (2). . . . . . . . . . .               2,000          2,000             --

Jack and Astrid Hanke (2) . . . . . . . . .                 2,000          2,000             --

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

                                                        Beneficial        Shares      Beneficial
                                                          Ownership        to be      Ownership
           Selling Stockholders                      Prior to Offering  Offered (1)  After Offering (1)
           --------------------                      -----------------  -----------  ------------------
Mary Jo Willis (2). . . . . . . . . . . . . .               2,000          2,000             --

Russell Willis (2). . . . . . . . . . . . . .               2,000          2,000             --

David and Crystol Willis (2). . . . . . . . .               2,000          2,000             --

James L. Becker (2) . . . . . . . . . . . .                 2,000          2,000             --

Joe and Carol Schauble (2). . . . . . . . . .               2,000          2,000             --

Brian and Jennifer Kennedy (2). . . . . . . .               2,000          2,000             --

Michael and Sara Venzon (2) . . . . . . . .                 2,000          2,000             --


______________

(1) The Company does not know the exact number of Shares that any Selling Stockholder will sell, if any. None of the Selling Stockholders currently owns 1% or more of the outstanding Common Stock and, assuming all Shares covered by this Prospectus are sold, none of the Selling Stockholders will own 1% or more of the outstanding Common Stock those sales are completed.

(2) Consists of Shares issued when the Company acquired Digital on June 8, 1998. The Company is required to register these Shares pursuant to the acquisition agreement. See "Recent Events."

(3) Each of Messrs. Schroeder, Willis and Stirts was an officer and director of Digital before Digital was acquired by the Company. Since the acquisition, Messrs. Schroeder and Willis have continued to serve as officers and directors of Digital, which is an indirect wholly-owned subsidiary of the Company. Mr. Stirts currently provides consulting services to Digital.

(4) Consists of Shares issued when the Company acquired EDM on June 17, 1998. The Company is required to register these Shares pursuant to the acquisition agreement. See "Recent Events."

(5) Ken Crema is an officer and director of EDM and is the sole director and sole officer of 1319460 Ontario Inc. As such, Mr. Crema may be deemed the beneficial owner of all Shares owned by 1319460 Ontario Inc.



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